EXHIBIT 99.1

Tamino Minerals, Inc. provides Update on Corporate Structure, Logistics and Operations

MONTREAL, Feb. 13, 2020 (GLOBE NEWSWIRE) -- Tamino Minerals, Inc. ("Tamino" or the "Company") (OTC Markets: TINO), the Company has prepared a Summary of Events to present to the FGR, Fiscalia General de la Republica, to update them on our latest achievements, and will be presented to them in the near future.

Corporate Structure

  As mentioned before the company is planning on making a substantial reduction on its Authorized Share Count from 1 Billion Common Shares to 650 Million Shares. The number of Outstanding Shares is 370,585,278.
  We are sticking to our No Dilution Strategy, not long ago the Company requested a Share Position Report which shows that the company has a total float in the market of 149,167,818 common shares through the Depositary Trust and Clearing Corporation -DTCC-
  The company is currently in conversations with various Venture Capital Firms and will report on progress made.

Logistical and Operations Update

  Substantial progress is being made with respect to logistical and operational aspects to begin its Exploration Program on its El Volcan Property. Our budget does include activities such as Sampling, Mapping, Geophysics and Drilling.

The company is going to be preparing financial statements and plans for filing in the next two weeks or more and proceed with stop sign removal.

TAMINO MINERALS, INC.

TAMINO MINERALS INC. is exploring for gold deposits within a prolific gold producing State, in Sonora. Examples like the Herradura, El Chanate, Mulatos, La India and La Colorada, all these projects in Sonora have economic minable amounts of gold and are located close to some of our projects. www.taminominerals.ca

Twitter: www.Twitter.com/TaminoMinerals
Facebook: www.facebook.com/taminominerals
Instagram: www.instagram.com/taminominerals
Linkedin: www.linkedin.com/company/taminominerals
and YouTube: http://bit.ly/33nPS9n

On behalf of the Board,

Pedro Villagran-Garcia, President & CEO
Tamino Minerals, Inc.

For further information, please contact the Company at 1-514-432-7746 or by email at info@taminominerals.ca

Forward Looking Statements

Certain information contained in this press release, including any information as to our strategy, plans or future financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are forward-looking statements. The words "believe," "expect," "will," "anticipate," "contemplate," "target," "plan," "continue," "budget," "may," "intend," "estimate," "project" and similar expressions identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as "Risk Factors" in our filings with the SEC which can be found at www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.